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                                                                   EXHIBIT 10.12
August 9, 1999

Larry Begley
c/o International Integration Incorporated
101 Main Street
Cambridge, MA 02142

                  Re: Offer of Employment

Dear Larry:

    I am pleased to confirm the terms of your employment with Razorfish, Inc. ("Razorfish"). Your title shall be Executive Vice President, Finance & Chief Financial Officer and you shall work at Razorfish's New York offices not less than two (2) days per week.

    The term of your employment shall commence as of the Closing Date (as such term is defined in the Agreement and Plan of Merger by and between Razorfish and International Integration Incorporated ("i-Cube")) and shall continue in effect for a period of one (1) year (the "Initial Term") unless terminated by Razorfish for cause (as such term shall be defined in a more formal agreement between you and Razorfish). Following conclusion of the Initial Term, the term of your employment will be extended automatically for successive one-year periods unless either party gives written notice to the other of termination or non-renewal, for any reason, at least thirty (30) days prior to the end of the then-current term.

    Your salary shall be at an annual rate of Two Hundred and Eighty Thousand Dollars ($280,000). Any options to purchase shares of i-Cube Common Stock held by you as of the Closing Date shall be converted at the Exchange Ratio (as such term is defined in the Agreement and Plan of Merger) into options to purchase shares of Razorfish Common Stock in accordance with terms and conditions of the Agreement and Plan of Merger.

    In the event that the Closing Date occurs prior to December 31, 1999, you will be eligible to receive a bonus for 1999 pursuant to the terms and conditions of the i-Cube bonus plan in effect immediately prior to the Closing Date as administered by the Chief Executive Officer of Razorfish in consultation with the Chief Operating Officer.
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Jeff Dachis
President/CEO


    In the event Razorfish terminates your employment without cause after the Initial Term, you shall be entitled to continue to receive your annual salary for the longer of: (i) the period of time remaining in the then-current term; or
(ii) six months.

    It is our mutual intention to enter into a formal agreement with respect to the matters set forth herein on such terms and conditions as are customary in the so-called "New Media" industry. However, until such time as a more formal agreement is concluded, this letter shall constitute the exclusive understanding between us.

    We look forward to your joining us.


                                                     Very truly yours,

                                                     RAZORFISH, INC.


                                                     Jeff Dachis
                                                     President/CEO


ACKNOWLEDGED AND AGREED:


---------------------------------
Larry Begley